Exhibit 5.2

Opinion of Venable LLP

as to All Matters of Maryland Law

May 12, 2014

Sovran Self Storage, Inc.

6467 Main Street

Williamsville, New York 14221

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have served as Maryland counsel to Sovran Self Storage, Inc., a Maryland corporation (the “Company”), in connection with certain matters of Maryland law relating to the registration by the Company of shares (the “Shares”) of common stock, $.01 par value per share (the “Common Stock”), of the Company having an aggregate offering price of up to $225,000,000, covered by the above-referenced Registration Statement, and all amendments and supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Shares may be issued from time to time pursuant to an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, Sovran Acquisition Limited Partnership (the “OP”), Sovran Holdings, Inc. (“Holdings”) and Wells Fargo Securities, LLC; an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, the OP, Holdings and Jefferies LLC; an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, the OP, Holdings and SunTrust Robinson Humphrey, Inc.; an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, the OP, Holdings and HSBC Securities (USA) Inc.; an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, the OP, Holdings and Piper Jaffray & Co.; and an Equity Distribution Agreement, dated as of the date hereof, by and among the Company, the OP, Holdings and BB&T Capital Markets.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related base prospectus included therein;

2. The Prospectus Supplement, dated May 12, 2014 (the “Prospectus Supplement”);

Sovran Self Storage, Inc.

May 12, 2014

3. The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

4. The Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

5. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

6. Resolutions adopted by the Board of Directors of the Company (the “Board”) relating to the issuance of the Shares and the delegation to a pricing committee of the Board (the “Pricing Committee”) of the power to determine the number of shares to be issued and the issuance price per share (the “Resolutions”), certified as of the date hereof by an officer of the Company;

7. A certificate executed by an officer of the Company, dated as of the date hereof; and

8. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties,

Sovran Self Storage, Inc.

May 12, 2014

statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Shares will not be issued or transferred in violation of Article VII of the Charter.

6. Upon the issuance of any of the Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter.

7. Prior to the issuance of any of the Shares, the number of Shares to be issued and the issuance price per share of such Shares will be authorized and approved by the Board or the Pricing Committee in accordance with the Maryland General Corporation Law, the Charter, the Bylaws and the Resolutions (such approval referred to herein as the “Corporate Proceedings”).

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. Upon completion of all Corporate Proceedings relating thereto, the issuance of the Shares will be duly authorized and, when and if issued and delivered in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with, or the applicability of, federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Sovran Self Storage, Inc.

May 12, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to the current report on Form 8-K dated the date hereof. Phillips Lytle LLP, counsel to the Company, may rely on this opinion in connection with any opinion to be issued by it, dated the date hereof, in connection with the issuance of the Shares. We hereby consent to the filing of this opinion as an exhibit to the current report on Form 8-K dated the date hereof and to the use of the name of our firm in the Prospectus Supplement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP

Venable LLP